UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2013

ORBITZ WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 25, 2013, Orbitz Worldwide, Inc. entered into a credit agreement (the “Credit Agreement”) by and among Orbitz (in such capacity, the “Borrower”), the institutions party thereto as lenders (the “Lenders”), Credit Suisse AG, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender (the “Administrative Agent”), and the other agents and letter of credit issuers party thereto. The Credit Agreement replaces the Existing Credit Agreement, which is defined in Item 1.02 below.

The Credit Agreement consists of (i) Tranche B Term Loans in an initial aggregate dollar amount of $150,000,000, (ii) Tranche C Term Loans in an initial aggregate dollar amount of $300,000,000 (together with the Tranche B Term Loans, the “Term Loans”) and (iii) a Revolving Credit Facility in an initial aggregate dollar amount of $65,000,000 (together with the Term Loans, the “Facilities”). The Revolving Credit Facility provides for the making of revolving loans and the issuance of letters of credit from time to time.

The Tranche B Term Loans and Revolving Credit Facility have a maturity date of September 25, 2017. The Tranche C Term Loans have a maturity date of March 25, 2019. The entire principal amount of loans under the Credit Agreement and any outstanding letters of credit will be due on the applicable maturity date.

Interest on the Tranche B Term Loans will accrue, at the Borrower’s election, at the Eurocurrency Rate (as defined in the Credit Agreement but with a floor of 1.25%) plus 6.00% per annum or the Base Rate (as defined in the Credit Agreement) plus 5.00% per annum. Interest on Tranche C Term Loans will accrue, at the Borrower’s election, at the Eurocurrency Rate (with a floor of 1.25%) plus 6.75% per annum or the Base Rate plus 5.75% per annum. Interest on revolving loans will accrue, at the Borrower’s election, at the Eurocurrency Rate (without a floor) plus 5.50% or 5.25% per annum, depending on the Borrower’s Total Leverage Ratio (as defined in the Credit Agreement) or the Base Rate plus 4.50% or 4.25% per annum, depending on the Borrower’s Total Leverage Ratio. A letter of credit fee will accrue on all letters of credit outstanding under the Credit Agreement at a rate equal to the then applicable Eurodollar Rate margin for revolving loans. In addition, a facility fee will accrue on all outstanding loans and letters of credit and all unused revolving commitments at a rate of 0.50% per annum.

The Facilities are guaranteed by substantially all of Orbitz’s domestic subsidiaries (with Orbitz, the “Loan Parties”), and are secured by a first priority security interest in substantially all the Loan Parties’ assets , other than 35% of the voting equity interests in their direct foreign subsidiaries.

The Credit Agreement includes certain negative covenants which limit or restrict the Loan Parties’ ability to, among other things, incur indebtedness and liens, make investments, enter into mergers, consolidations, dissolutions or liquidations, engage in transactions with affiliates, make restricted payments or dispose of property or assets. The Credit Agreement also includes the Loan Parties’ customary representations and warranties, imposes on the Loan Parties certain affirmative covenants, and includes other typical provisions. The Credit Agreement includes financial covenants which require the Borrower not to exceed a maximum first lien leverage ratio or fail to maintain a minimum interest coverage ratio.

If an event of default occurs under the Facilities, the Administrative Agent may terminate the commitments thereunder, declare amounts outstanding, including principal and accrued interest and fees, payable immediately, and enforce any and all rights and interests. In addition, following an event of default, the Lenders could exercise remedies with respect to the collateral including foreclosure and other remedies available to secured creditors.

Orbitz borrowed $400,000,000 of Term Loans under the Credit Agreement to repay a portion of the amounts outstanding under the Existing Credit Agreement (which is described under Item 1.02 below) and to pay certain fees and expenses incurred in connection with the Facilities. The remaining amount outstanding under the Existing Credit Agreement was repaid with cash from Orbitz’s balance sheet. Orbitz borrowed the remaining $50,000,000 of Term Loans to cash collateralize certain letters of credit issued or to be issued outside of the Credit Facility. Orbitz intends to use future borrowings of revolving loans and letters of credit for general corporate purposes.

With respect to the Lenders, Orbitz has or may have had customary banking relationships based on the provision of a variety of financial services, including lending, commercial banking and other advisory services.

The foregoing is only a summary of certain terms and conditions of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

On March 25, 2013, Orbitz borrowed funds under the Credit Agreement to pay in full the existing indebtedness in the amount of $416,381,663.19 it owed pursuant to the terms of the Credit Agreement (the “Existing Credit Agreement”), dated as of July 25, 2007, by and among Orbitz, the institutions party thereto as lenders, and UBS AG, Stamford Branch, as Administrative Agent and L/C Issuer. The Existing Credit Agreement terminated upon the payment of those amounts.

The Existing Credit Agreement consisted of (i) term loans in an initial aggregate dollar amount of $600 million with a maturity date of July 25, 2014, (ii) a dollar revolving credit facility in an initial aggregate dollar amount of $50 million and a maturity date of July 25, 1013 and (iii) an alternative currency revolving credit facility in an initial aggregate dollar amount of $35 million and a maturity date of July 25, 2013. The dollar revolving credit facility provided for one or more swing line loans and one or more dollar letters of credit from time to time. The alternative currency revolving facility provided for one or more alternative currency letters of credit from time to time.

With respect to the lenders under the Existing Credit Agreement, Orbitz has or may have had customary banking relationships based on the provision of a variety of financial services, including investment banking, lending, commercial banking and other advisory services.

The foregoing description of the Existing Credit Agreement is only a summary of certain terms and conditions of the Existing Credit Agreement and is qualified in its entirety by reference to the Existing Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Orbitz Worldwide, Inc. Press Release dated March 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	March 26, 2013	By:	/s/ Mike Randolfi
			Name:	Mike Randolfi
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Orbitz Worldwide, Inc. Press Release dated March 26, 2013.

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